Exhibit 10.1
FIRST AMENDMENT TO TAX MATTERS AGREEMENT
This First Amendment to Tax Matters Agreement (this “Amendment”) is dated as of September 14, 2009, by and between Belo Corp., a Delaware corporation (“Belo”), and A. H. Belo Corporation, a Delaware corporation (“A. H. Belo” and, together with Belo, each, a “Party” and collectively, the “Parties”). Any capitalized terms used herein for which definitions are not provided in this Amendment shall have the same meanings assigned to such terms in the Tax Matters Agreement between the Parties dated as of February 8, 2008 (the “Original Agreement”).
RECITALS
WHEREAS, A. H. Belo and its subsidiaries were members of the Belo Consolidated Group;
WHEREAS, Belo distributed all of the shares of stock of A. H. Belo to the shareholders of Belo (the “Distribution”) on February 8, 2008;
WHEREAS, as a result of the Distribution, A. H. Belo Group ceased to be included in the Belo Consolidated Group;
WHEREAS, the Parties entered into the Original Agreement in connection with the Distribution to allocate the Tax responsibilities, liabilities and benefits of transactions that occurred on, prior to and after the date of the Distribution and to address other Tax matters; and
WHEREAS, the Parties desire to make certain amendments to the Original Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:
1. Section 2.07 is deleted in its entirety and the following inserted in lieu thereof:
Section 2.07 Carrybacks.
(a) Except as otherwise provided in Sections 2.07(b) and 2.07(c), A. H. Belo shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by A. H. Belo or any Affiliate from a Post-Distribution Tax Period to a Straddle Period or Pre-Distribution Tax Period.
(b) A. H. Belo Group shall carryback its net operating loss determined for federal, state and local Income Tax purposes for its Post-Distribution Tax Period ending December 31, 2008 into the Pre-Distribution Tax Period of the Belo Consolidated Group ending December 31, 2007 by not making the election pursuant to Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) (or any equivalent state or local Income Tax authority) and not making the election pursuant to Treasury Regulation 1.1502-

21(b)(3)(i) (or any equivalent state or local Income Tax authority) for such Post-Distribution Tax Period and by not otherwise relinquishing the carryback period for which the A. H. Belo Group was a member of the Belo Consolidated Group. A. H. Belo shall provide to Belo a copy of its Income Tax Returns for its Post-Distribution Tax Period ending December 31, 2008 and any other materials and information required by Belo to file the necessary Returns in order to obtain any available Refunds (for federal, state or local Income Tax purposes) for the Pre-Distribution Tax Period of the Belo Consolidated Group ending December 31, 2007. Belo shall file such Returns and any Refunds resulting from such carrybacks shall be allocated to the Parties on such basis as the Parties shall agree in writing. Belo shall pay to A. H. Belo the portion of any Refund to which it is entitled within ten (10) days of receiving the Refund from the applicable Taxing Authority or if agreed to by the Parties in writing, Belo shall hold such portion on behalf of A. H. Belo to satisfy other obligations of A. H. Belo to Belo.
(c) If A. H. Belo and Belo agree in writing for the A. H. Belo Group to carryback any net operating loss determined for federal, state or local Income Tax purposes for its Post-Distribution Tax Period ending December 31, 2009 into the Income Tax period of the Belo Consolidated Group ending December 31, 2008, A. H. Belo shall provide to Belo a copy of its Income Tax Returns for its Post-Distribution Tax Period ending December 31, 2009 and any other materials and information required by Belo to file the necessary Returns in order to obtain any available Refunds (for federal, state or local Income Tax purposes) for the Income Tax period of the Belo Consolidated Group ending December 31, 2008. In such case, Belo shall file such Returns, and any Refunds resulting from such carrybacks shall be divided between the Parties as the Parties shall agree in writing. Belo shall pay to A. H. Belo the portion of any Refund to which it is entitled within ten (10) days of receiving the Refund from the applicable Taxing Authority or if agreed to by the Parties in writing, Belo shall hold such portion on behalf of A. H. Belo to satisfy other obligations of A. H. Belo to Belo. If the Parties fail to agree on the carryback of such net operating losses, A. H. Belo shall make an election pursuant to Treasury Regulation Section 1.1502-21(b)(3)(i) (and any equivalent state or local Income Tax authority) not to carryback such net operating loss on its Income Tax Returns for its Post-Distribution Tax Period ending December 31, 2009.
(d) If A. H. Belo has a Tax Item that must be carried back to any Pre-Distribution Tax Period other than pursuant to Section 2.07(b) or Section 2.07(c), A. H. Belo shall notify Belo in writing that such Tax Item must be carried back. Such notification shall include a description in a reasonable detail of the grounds for the Refund and the amount thereof, and a certification by an appropriate officer of A. H. Belo setting forth

A. H. Belo’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.
(e) If Belo receives a Refund pursuant to the provisions of Section 2.07(b) or Section 2.07(c) and pays all or a portion of the Refund to A. H. Belo (or holds all or such portion on behalf of A. H. Belo to satisfy other obligations of A. H. Belo to Belo) pursuant to either such Section and a Tax Contest occurs with respect to the carryback of the net operating loss, Belo and A. H. Belo shall jointly control such Tax Contest. Neither Party shall have the right to settle any such Tax Contest without the consent of the other Party. All out-of-pocket costs incurred by the Parties in obtaining the Refund, shall be borne by the Parties on such basis as the Parties shall agree in writing. Any amount of Refund received pursuant to Section 2.07(b) or Section 2.07(c) which is required to be repaid pursuant to a Final Determination, together with any interest, fines, additions to tax or additional amounts imposed by a Taxing Authority relating to such Refund and any out-of-pocket costs incurred in handling or contesting the Tax Contest shall be borne by the Parties on such basis as the Parties shall agree in writing.
(f) If, notwithstanding the provisions of Section 2.07(a), A. H. Belo is required to carryback losses or credits other than the net operating losses described in Section 2.07(b) or Section 2.07(c), A. H. Belo shall be entitled to any Refund of any Tax obtained by Belo or a Belo Affiliate as a result of the carryback of losses or credits of A. H. Belo or its Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period. Such Refund is limited to the net amount received by Belo or a Belo Affiliate, net of any Tax cost incurred by Belo or such Affiliate resulting from such Refund. Upon request by A. H. Belo, Belo shall advise A. H. Belo of an estimate of any Tax cost Belo projects will be associated with any carryback of losses or credits of A. H. Belo or its Affiliates as provided in this Section 2.07(f).
(g) If Belo pays any amount to A. H. Belo under Section 2.07(f) and, as a result of a subsequent Final Determination, A. H. Belo is not entitled to some or all of such amount, Belo shall notify A. H. Belo of the amount to be repaid to Belo, and A. H. Belo shall then repay such amount to Belo, together with any interest, fines, additions to Tax, penalties or additional amounts imposed by a Taxing Authority relating thereto.
2. This instrument may be executed by the Parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

3. To the extent that any provision herein shall directly conflict with any provision of the Original Agreement, such provision contained herein shall control. Any provisions of the Original Agreement which do not directly conflict with the provisions herein are hereby ratified and confirmed in all respects, shall continue to be of full force and effect and shall bind each of the Parties hereto.
[Signature page to follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

BELO CORP.
By:	/s/ Dennis A. Williamson
Dennis A. Williamson
Executive Vice President/Chief Financial Officer

A. H. BELO CORPORATION
By:	/s/ Alison K. Engel
Alison K. Engel
Senior Vice President/Chief Financial Officer and Treasurer